Exhibit 99.2

NEWS RELEASE

Contacts:	Gus Okwu
Dennard Rupp Gray & Easterly, LLC
713-529-6600
gokwu@drg-e.com

FiberTower Announces Conference Schedule

San Francisco, CA. — October 30, 2006 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, announced today that the company will participate in Bear Stearns’ SMid-Cap Investor Conference and JP Morgan’s Small Cap Investor Conference during the month of November.  Additional details on FiberTower’s participation at each conference are provided below.

•                  Bear Stearns SMid-Cap Investor Conference:  To be held at Bear Stearns Corporate Headquarters at 383 Madison Avenue in New York City on November 14 and November 15, 2006.  Mike Gallagher, FiberTower’s President and CEO is scheduled to present on Tuesday November 14, 2006 at 3:35 p.m. Eastern Time.

•                  JP Morgan Small Cap Investor Conference:  To be held at the Four Seasons Hotel in Boston, MA on Wednesday, November 15, 2006.  Mike Gallagher is scheduled to present at 11:00 a.m. Eastern Time.

A copy of both presentations will be available on the company’s website at http://www.fibertower.com.  Additionally, the company’s presentation at the JP Morgan conference will be broadcast live over the Internet and will also be archived for replay on FiberTower’s website.

About FiberTower

FiberTower is a backhaul and access services provider focusing on carrier, enterprise and government markets.  With its nationwide spectrum footprint in 24 GHz and 39 GHz bands, carrier-class networks in 14 major markets, and customer commitments from five of the leading wireless carriers in the U.S., FiberTower is the leading alternative carrier in the backhaul space.  FiberTower also delivers high capacity transport and access solutions that are highly reliable, scalable and cost-effective, satisfying the ever increasing demand for mission and business critical connectivity.  For more information, please visit our website at www.fibertower.com.